SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 4, 2009

HOUSTON AMERICAN ENERGY CORP.
(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

801 Travis St., Suite 1425
Houston, Texas 77002

(Address of Principal Executive Offices)(Zip Code)

713-222-6966

(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Houston American Energy Corp. (“Houston American”) entered into a letter agreement (the “Letter Agreement”) with Yazoo Pipeline Co., L.P. (“Yazoo”), Sterling Exploration & Production Co., L.L.C. (“Sterling”), and Matagorda Operating Company (together with Yazoo and Sterling, the “Debtors”), pursuant to which Houston American agreed to provide debtor-in-possession financing (“DIP Financing”) to the Debtors subject to approval of the Letter Agreement by the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).  On February 4, 2009, the Bankruptcy Court entered an order approving the DIP Financing on the terms set out in the Letter Agreement.

Under the terms of the Letter Agreement, Houston American agreed to advance to the Debtors up to $300,000 (the “Maximum Borrowing Amount”).  Advances under the Letter Agreement are to be made for purposes and pursuant to a budget acceptable to Houston American and subject to approval of the same by the Bankruptcy Court, including, prior to the date of entry of an order by the Bankruptcy Court approving a sale (the “Asset Sale”) of the assets of the Debtors to Houston American, not more than $75,000 of Debtors’ professional fees.  After approval of the Asset Sale and upon closing of the Asset Sale, Houston American will advance additional amounts, up to the balance of the Maximum Borrowing Amount not previously advanced, to pay Debtors’ remaining professional fees provided that the same have been approved by the Bankruptcy Court.

Advances under the Letter Agreement bear interest at 10% per annum and are repayable in full, with interest, 90 days following approval of the DIP Financing by the Bankruptcy Court; provided, however, all amounts advanced under the Letter Agreement, including interest thereon, shall be deemed paid in full upon closing of the Asset Sale.

As a condition of the Letter Agreement, the Debtors are required to enter into good faith negotiations with Houston American, and to seek Bankruptcy Court approval of, the Asset Sale, including the sale to Houston American or its designees of rights to seismic data owned by the Debtors and certain affiliates of the Debtors and all other assets of the Debtors, subject to the reservation by Yazoo and Sterling of a 15% working interest in all oil, gas and mineral properties and a 15% retain interest in all tangible assets.  The purchase price pursuant to the Asset Sale shall be the lesser of (i) $5.6 million or (ii) the amount necessary to pay all allowed claims against the Debtors; plus, if the total allowed claims are less than $5.3 million, 50% of the difference between $5.3 million and the actual amount of allowed claims.

Subject to the performance, for a period of one year, of specified consulting services on behalf of Houston American by Charles Cheatham, the principal of the Debtors, and abidance by an Area of Mutual Interest/Non-Compete Agreement, Houston American will pay an additional $400,000 to the Debtors in quarterly installments of $100,000 commencing 90 days after closing of the Asset Sale.  Pursuant to the anticipated consulting agreement with Charles Cheatham, Mr. Cheatham will be required to devote his full time and attention for a one year period to assisting Houston American in operating and developing the properties acquired by Houston American in the Asset Sale and Houston American will pay to Mr. Cheatham $10,000 per month.

In the event that the assets of the Debtors are sold to a party other than Houston American, a breakup fee of $200,000 plus all advances of DIP Financing will be payable to Houston American.

Consummation of the Asset Sale is subject to satisfactory completion of due diligence, execution of definitive documents and other conditions.  The obligations with respect to the Asset Sale will terminate upon dismissal of the bankruptcy, conversion of the bankruptcy to Chapter 7, appointment of a trustee and certain other conditions.

For a more complete description of the terms of the Letter Agreement, the DIP Financing and the Asset Sale, see the Letter Agreement attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter Agreement, dated February 3, 2009, between Houston American Energy Corp., Yazoo Pipeline Co., L.P., Sterling Exploration & Production Co., L.L.C., and Matagorda Operating Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: February 5, 2009
	By:	/s/ John F. Terwilliger
John F. Terwilliger,
President and
Chief Executive Officer